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Exhibit 11
LANVISION SYSTEMS, INC.

COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE

                                                                     Three Months                  Six Months
                                                              -------------------------     ------------------------

                                                                2001            2000          2001           2000
                                                              ---------       ---------     ---------      ---------
Net income (loss) .................................       $    (569,778)  $    (638,826)  $  (468,237)   $  (323,997)
                                                          =============   =============   ===========    ===========
Average shares outstanding ........................           8,884,534       8,855,218     8,881,931      8,851,715
Stock options:
 Total options ....................................                --              --            --             --
 Assumed treasury stock buyback ...................                --              --            --             --
Warrants assumed converted ........................                --              --            --             --
Convertible redeemable preferred
 stock assumed converted ..........................                --              --            --             --
                                                          -------------   -------------   -----------    -----------
Number of shares used in per
  common share computation ........................           8,884,534       8,855,218     8,881,931      8,851,715
                                                          =============   =============   ===========    ===========

Basic net income (loss) per share of common
stock .............................................       $       (0.06)  $       (0.07)  $     (0.05)   $     (0.04)
                                                          =============   =============   ===========    ===========
Diluted net income (loss) per share of common
stock .............................................       $       (0.06)  $       (0.07)  $     (0.05)   $     (0.04)
                                                          =============   =============   ===========    ===========